Exhibit 99.1

31500 Northwestern Highway, Suite 300
Farmington Hills, Michigan 48334 (248) 350-9900
FAX: (248) 350-9925
NYSE: RPT

RAMCO-GERSHENSON COMPLETES $110 MILLION PRIVATE PLACEMENT OF SENIOR UNSECURED NOTES

FARMINGTON HILLS, Mich., (06/28/2013) – Ramco-Gershenson Properties Trust (NYSE:RPT) (“the Company”) today announced that it has completed a private placement of $110 million principal amount of senior unsecured notes. The notes were sold in three series:

•    Series A: $37.0 million of 3.75% notes due 2021
•    Series B: $41.5 million of 4.12% notes due 2023
•    Series C: $31.5 million of 4.27% notes due 2025

The weighted average term of the notes is 9.9 years and the weighted average interest rate is 4.04%. Proceeds from the issuance were used to repay borrowings under the Company’s unsecured revolving line of credit and for general corporate purposes. Following the closing of the note sale, the Company’s weighted average term of debt (including its pro-rata share of joint venture debt) was extended to approximately 5.8 years.

“The successful closing of our private placement transaction has provided the Company with access to long-term, unsecured debt at favorable rates,” said Dennis Gershenson, President and Chief Executive Officer. “Currently, our $240 million revolving line of credit has an outstanding balance of less than $10 million, leaving us with over $230 million of borrowing availability. We continue to maintain a strong, flexible balance sheet.”

Deutsche Bank Securities Inc. served as lead bookrunner and KeyBanc Capital Markets Inc. served as passive bookrunner for this transaction.

This press release is for informational purposes only and shall not constitute an offer to sell nor the solicitation of an offer to buy the notes or any other securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which, or to any person to whom, such an offer, solicitation or sale is unlawful.

About Ramco-Gershenson Properties Trust

Ramco-Gershenson Properties Trust (NYSE:RPT) is a fully integrated, self-administered, publicly-traded real estate investment trust (REIT) based in Farmington Hills, Michigan. The Company’s business is the ownership and management of multi-anchor shopping centers in strategic metropolitan markets throughout the Eastern, Midwestern and Central United States. At March 31, 2013, the Company owned and managed a portfolio of 78 shopping centers and one office building with approximately 14.9 million square feet of gross leasable area owned by the Company or its joint ventures. The properties are located in Michigan, Florida, Ohio, Georgia, Missouri, Colorado, Wisconsin, Illinois, Indiana, New

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Jersey, Virginia, Maryland, and Tennessee. At March 31, 2013, the Company’s core operating portfolio was 94.5% leased. For additional information regarding Ramco-Gershenson Properties Trust visit the Company's website at www.rgpt.com.

This press release may contain forward-looking statements that represent the Company’s expectations and projections for the future. Management of Ramco-Gershenson believes the expectations reflected in any forward-looking statements made in this press release are based on reasonable assumptions. Certain factors could occur that might cause actual results to vary, including deterioration in national economic conditions, weakening of real estate markets, decreases in the availability of credit, increases in interest rates, adverse changes in the retail industry, our continuing ability to qualify as a REIT and other factors discussed in the Company’s reports filed with the Securities and Exchange Commission.

Ramco-Gershenson Properties Trust:
Dawn Hendershot, 248-592-6202
Director of Investor Relations and Corporate Communications